EXHIBIT 23.3

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference of out report dated July 24, 2006 (except for Note 10c. dated November 28, 2006), on the consolidated balance sheet of CoroWare, Inc. as of December 31, 2005, and the related consolidated statements of operations, stockholders’ equity (deficit) and cash flows for each of the two years then ended which appear in Amendment No. 2 to the Form SB-2 filed with the Securities and Exchange Commission filed on December 1, 2006, in this Form S-8 Registration Statement filed with the Securities and Exchange Commission.

/s/ LBB & Associates Ltd., LLP

LBB & Associates Ltd., LLP
(formerly, Lopez, Blevins, Bork & Associates, LLP)
Houston, Texas
December 5, 2006